Item 77I - Terms of New or Amended Securities
On February 2, 2017, the Registrant filed Post-Effective Amendment No. 83 to the Registration Statement of SunAmerica Series, Inc. (File
No.: 333-11283) on Form N-1A pursuant to Rule 485(a)(1) under the Securities Act of 1933, as amended (the "1933 Act") to register for sale Class T shares of AIG Focused Dividend Strategy Fund and Class
T shares and Class W shares of AIG Strategic Value Fund, each a series thereof. Post-Effective Amendment No. 86 to the Registrant's Registration Statement on Form N-1A, which became effective upon filing on April 3, 2017, in accordance with Rule 485(b) under the 1933 Act, includes a description of the Class T shares and Class W shares referenced above in accordance with Form N-1A, and is incorporated herein by reference (SEC Accession No. 0001193125-17-108754).